Exhibit 99(e)(10)

RULES OF THE

CELLTECH GROUP PLC

2001 DISCRETIONARY SHARE OPTION SCHEME

Approved by shareholders of the Company at the
Annual General Meeting held on 24 May 2001

Amended by a committee of the board of directors on 10th March, 2004
UK Approved Addendum approved by the Inland Revenue
on 27 June 2001 under reference X21874

Arthur Andersen
20 Old Bailey
London EC4M 7AN

Tel: 020 7438 3000

RULES OF THE

CELLTECH GROUP PLC
2001 DISCRETIONARY SHARE OPTION SCHEME

1.             DEFINITIONS

1.1           In this Plan, the following words and expressions shall have, where the context so admits, the meanings set forth below.

“Appropriate Period”	The relevant period referred to in Paragraph 26(3) of Schedule 4.

“Annual Remuneration”	The higher of:

(A)    the annual rate of the Participant’s remuneration (inclusive of bonuses and commissions but exclusive of benefits-in-kind, other than bonuses awarded in the form of Shares) from all Participating Companies at the Date of Grant; and

(B)    the remuneration (inclusive of bonuses and commissions but exclusive of benefits-in-kind, other than bonuses awarded in the form of Shares) paid or payable to the Participant by all Participating Companies in, or in respect of, the 12 months immediately preceding the Date of Grant.

“Auditors”	The auditors of the Company for the time being or in the event of there being joint auditors such one of them as the Board shall select.

“Board”	The board of directors for the time being of the Company or a duly authorised committee thereof.

“Employees’ Share Scheme”	The meaning given by Section 743 of the Companies Act 1985.

“Excluded Schemes”	Employees’ Share Schemes, the issue of Shares under which are ignored for the purposes of calculating the limit set out in Rule 3(1), being:

(A) the Celltech Group 1993 Unapproved Share Option Scheme (including, for the avoidance of doubt, the 1993 Unapproved Option Section of the Celltech Chiroscience Executive Share Option Scheme 1999);

(B) any other Employees’ Share Scheme adopted by the Company prior to 1 November 1993; and

(C) any Employees’ Share Scheme adopted by Chiroscience Group plc or Medeva plc at any time.

“Executive Share Option Plan”	A share option plan in which participation is discretionary and which has been approved under Schedule 4.

“Exercise Price”

The total amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the Option is exercised.

“Grantor”	The Committee or the Trustees acting on the recommendation of the Committee.

“Grant Period”	The period of 42 days commencing on the day after any of the following days:

(A) the day on which the Plan is adopted by the

“Group Member”

A Participating Company or a body corporate which is (within the meaning of Section 736 of the Companies Act 1985) the Company’s holding company or a Subsidiary of the Company’s holding company or any other body corporate nominated by the Board for this purpose which is not under the control of any single person, but is under the control of two or more persons, one of whom being the Company or the Company’s holding company and in relation to which the Company or, as the case may be, the Company’s holding company is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights.

“London Stock Exchange”	London Stock Exchange plc or any successor body carrying on the business of London Stock Exchange plc.

“Market Value”	In relation to a Share on any day:

(A)    if and so long as the Shares are listed on the London Stock Exchange, their middle market quotation (as derived from the Daily Official List) on that day, or if that day is not a Dealing Day then the middle market quotation of the Shares for the most recent Dealing Day; or

(B) subject to (A) above, their market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 or similar non-UK legislation.

“Option”	A right to acquire Shares under the Plan which is either subsisting or is proposed to be granted.

“Option Price”	The price per Share, as determined by the Grantor at the Date of Grant, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him being not less than:

Pensions) Act 2003.

“Share”	A fully paid ordinary share in the capital of the Company.

“Specified Age”	Age 55.

“Subsidiary”	The meaning given by Section 736 of the Companies Act 1985.

“Tax Liability”

The amount of all taxes and/or social security contributions (including any employer’s UK National Insurance Contributions) payable by a Participant which a Participating Company, other Group Member or any other person (hereafter referred to as the “Relevant Payer”) would be required to account for to the Inland Revenue or other taxation authority if a Participant exercised an Option.

“Taxes Act”	The Income and Corporation Taxes Act 1988.

“Trustees”	The trustee or trustees for the time being of any employee benefit trust established for the benefit of beneficiaries including all or substantially all of the Eligible Employees.

“UK Approved Addendum”

That part of the Plan, comprising the UK Approved Addendum attached hereto, which has been approved by the UK Inland Revenue in accordance with Schedule 4, in its present form or as from time to time amended in accordance with the provisions hereof.

“US Addendum”	That part of the Plan, comprising the US Addendum attached hereto, which applies to Eligible Employees who are resident in and/or citizens of the United States.

2.4           The Grantor may from time to time set limits for the Market Value of Shares which may be placed under option to any Eligible Employee in respect of any financial year of the Company, by reference to that Eligible Employee’s Annual Remuneration PROVIDED THAT no Eligible Employee shall be granted Options which would, at the time they are granted, cause the aggregate Market Value of Shares which he may acquire, in pursuance of Options granted to him under the Plan in any financial year to exceed four times his Annual Remuneration other than in exceptional circumstances, in the discretion of the Grantor. If such limits have been set, they may not be exceeded without the prior approval of the Board provided that no account shall be taken of any Shares which may be acquired pursuant to any Option granted solely for the purpose of ensuring that a Participant is not materially disadvantaged by agreeing to bear any liability to UK secondary Class 1 National Insurance contributions or their overseas equivalents to the extent this is lawful.

2.5           The grant of an Option or the delivery of any shares following its exercise shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the London Stock Exchange and any other securities exchange on which the Shares are traded.

2.6           The grant of an Option shall be evidenced by execution of a deed on behalf of the Grantor which deed may be in respect of an individual Option or any number of Options granted at the same time. As soon as practicable after grant, the Grantor shall issue to each Participant a certificate in respect of, the Option which may be under the autographic or facsiminal signature of the Grantor and in such form as the Grantor may from time to time prescribe. Such certificate must state:

2.6.1        the number of Shares over which the Option has been granted to the Participant;

2.6.2        the Option Price;

2.6.3        any condition or conditions imposed pursuant to Rule 2.3 on the exercise of the Option;

2.6.4        the Date of Grant; and

2.6.5        the date on which the Option will lapse pursuant to Rule 4.4.1.

2.7           No payment to the Grantor shall be required on the grant of an Option.

4.1.1        save as provided in Rules 4.2, 4.3, 4.5 and 5 below, shall not be exercised earlier than the third anniversary of the Date of Grant, or such other later or earlier date as is determined by the Grantor at the Date of Grant;

4.1.2        save as provided in Rules 4.2, 4.3, 4.5 and 5 below, may only be exercised by a Participant whilst he is a director or employee of a Group Member;

4.1.3        may only be exercised if any conditions upon exercise (as waived, varied or amended) imposed pursuant to Rule 2.3 have been fulfilled to the satisfaction of the Grantor unless the Grantor, in its absolute discretion, determines that the circumstances surrounding an application of Rules 4.2, 4.3, 4.5 or 5 are such that the conditions should be disapplied totally or partially in which case the Grantor must notify affected Participants as soon as practicable after the exercise of its discretion, PROVIDED THAT, where Rule 4.3.3 applies, an Option may only be exercised to the extent that the Grantor determines that any conditions upon exercise have been met at the date of cessation;

4.1.4        notwithstanding Rule 4.1.3, may be exercised for a period of six weeks commencing nine years and forty six weeks from the Date of Grant;

4.2           An Option may be exercised in the period of one year following the death of a Participant.

4.3           If a Participant ceases to hold office or employment with Group Member as a result of:

4.3.1        injury or disability;

4.3.2        redundancy within the meaning or the Employment Rights Act 1996 (or applicable equivalent foreign legislation);

4.3.3        Retirement;

4.3.4        early retirement by agreement with his employer;

4.3.5        the company which employs him ceasing to be a Group Member;

4.3.6        the transfer or sale of the undertaking or part undertaking in which he is employed to a person who is not a Group Member; or

4.3.7        or any other reason determined at the discretion of the Grantor within one month of the cessation an Option may be exercised, subject to the provisions of Rule 4.1.3 above, from the date of cessation until six months thereafter, or (except in the case of Retirement) if

4.4.6        the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

4.4.7        the Participant purporting to transfer or dispose of the Option or any rights in respect of it other than as permitted under Rule 2.8.

4.5           If a Participant, while continuing to hold an office or employment with a Group Member, is transferred to work in another country and as a result of that transfer the Participant will either:

4.5.1        become subject to income tax on his remuneration in the country to which he is transferred such that he will suffer a tax disadvantage upon exercising his Option; or

4.5.2        become subject to restrictions on his ability to exercise his Option or to deal in the Shares that may be acquired upon the exercise of that Option by reason of or in consequence of, the securities laws or exchange control laws of the country to which he is transferred;

the Participant may (except in the case of options granted under the UK Approved Addendum), at the discretion of the Grantor, exercise his Option in the period commencing three months before and ending three months after the transfer has taken place.

4.6           No Option may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would not be in accordance with the “Model Code on Directors’ Dealings in Securities” issued by the London Stock Exchange as amended from time to time.

5.             TAKEOVER, RECONSTRUCTION AND WINDING-UP

5.1           Subject to Rule 5.3 below, if any person obtains Control of the Company as a result of making, either:

5.1.1        a general offer to acquire the whole of the issued ordinary share capital of the Company (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

5.6           If Options become exercisable pursuant to any of Rules 5.1, 5.3 or 5.4 above (where this occurs as a result of a company obtaining Control in the case of Rules 5.1 and 5.4 or as a result of a company becoming bound or entitled in accordance with Rule 5.3), any Participant may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company).

5.7           For the purposes of Rule 5.6 the provisions of the Plan shall be construed as if:

5.7.1        the New Option was an option granted under the Plan at the same time as the Old Option; and

5.7.2        except for the purpose of the definition of “Participating Company” in Rule 1 and the reference to “the Company” in Rule 10.2, the reference to Celltech Group plc in the definition of “the Company” in Rule 1 were a reference to the different company mentioned in Rule 5.6;

5.8           Rules 5.1, 5.3 and 5.4 above shall not apply where:

5.8.1        the events form part of a scheme or arrangement whereby Control of the Company is obtained by another company (“the Acquiring company”);

5.8.2        immediately after the Acquiring Company obtains Control, the issued equity share capital of the Acquiring Company is owned substantially by the same persons who were equity shareholders of the Company immediately prior to the Acquiring Company obtaining Control; and

5.8.3        the Acquiring Company has agreed to grant new options in accordance with Rule 5.6 in consideration for the release of any Options which have not lapsed.

6.             MANNER OF EXERCISE

6.1           An Option may be exercised, in whole or in part.

6.2           An Option may be exercised by the delivery to the Company Secretary (as agent for the Grantor), or his duly appointed agent, of an option certificate covering at least all

7.2           Subject to Rule 7.4, the Grantor shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option.

7.3           The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.5 above.

7.4           Shares issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the date of exercise.

7.5           If Shares are transferred pursuant to the Plan the Participant shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of exercise.

7.6           If and so long as the Shares are listed on the London Stock Exchange, the Company shall apply for listing of any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.

8.             ADJUSTMENTS

8.1           The number of Shares over which an Option is granted, the conditions of exercise and the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Board shall determine following any capitalisation issue, demerger, any offer or invitation made by way of rights, subdivision, consolidation, reduction, other variation in the share capital of the Company or any other exceptional event which in the opinion of the Auditors justifies such an adjustment, to the intent that (as nearly as may be without involving fractions of a Share) the aggregate Exercise Price payable in respect of an Option shall remain unchanged.

8.2           Apart from pursuant to this Rule 8.2, no adjustment under Rule 8.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent, Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent

9.6           The Plan shall be administered by the Board. The Board shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties.

9.7           The costs of introducing and administering the Plan shall be borne by the Participating Companies.

10.          ALTERATIONS

10.1         Subject to Rules 10.2 and 10.4, the Board may at any time (but only with the prior consent of the Trustees if there are subsisting Options which they have agreed to satisfy or which will be affected by the alteration or addition) alter or add to all or any of the provisions of the Plan in any respect.

10.2         Subject to Rule 10.3, no alteration or addition to the material advantage of Participants or employees shall be made under Rule 10.1 to:

10.2.1      the persons to whom Options may be granted under the Plan;

10.2.2      the limitations on the number of Shares which may be issued under the Plan;

10.2.3      the individual limits on participation for each Participant in the Plan;

10.2.4      the principal terms of the Options;

10.2.5      the determination of the Option Price;

10.2.6      the rights of Participants in the event of a variation of the share capital; and

10.2.7      the terms of this Rule 10.2;

without the prior approval by ordinary resolution of the members of the Company in general meeting.

10.3         Rule 10.2 shall not apply to any minor alteration or addition which is to benefit the administration of the Plan, is necessary or desirable in order to obtain or maintain Inland Revenue approval of the UK Approved Addendum under Schedule 4 or any

11.          LEGAL ENTITLEMENT

11.1         Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment, nor will it affect the right of the provider of any service relationship to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Board or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

11.1.1      the lapsing of any Option pursuant to the Plan;

11.1.2      the failure or refusal to exercise any discretion under the Plan; and/or

11.1.3      a Participant ceasing to be a person who has a service relationship for any reason whatever.

11.2         Options shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

11.3         Any person who ceases to have the status or relationship of an employee with any Group Member as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss of alteration of any rights, benefits or expectations in relation to any Option, the Plan or any instrument executed pursuant to it.

11.4         The benefit of this Rule 11 is given to the Company for itself and as trustee and agent of each Group Member. To the extent that this Rule benefits any company which is not a party to the Plan, the benefit shall be held on trust and as agent by the Company for such company and the Company may, at its discretion, assign the benefit of this Rule 11 to any such company.

12.          GENERAL

12.1         The Plan shall terminate upon the tenth anniversary of its approval by the Company or at any earlier time by the passing of a resolution by the Board or an ordinary resolution

CELLTECH GROUP plc
2001 DISCRETIONARY SHARE OPTION SCHEME

UK APPROVED ADDENDUM

1.             DEFINITIONS

1.1           The words and expressions used in this UK Approved Addendum which have capital letters have the meanings set out below, and words and expressions not otherwise defined have the same meaning they have in the Rules of the Plan to which this UK Approved Addendum is attached:

“Associated Company”	The meaning in Paragraph 35 of Schedule 4.

“Close Company”	A close company as defined in Section 414(1) of the Taxes Act as varied by Paragraph 9 of Schedule 4.

“Eligible Employee”	Any person who at the Date of Grant is:

(A) an employee of a Participating Company, who is not a director; or

(B) a full-time director of a Participating Company who is required under the terms of his office or employment to devote not less than 25 hours per week (excluding meal breaks) to his duties;

and in either case, not precluded by Paragraph 9 of Schedule 4 from participating in the Plan.

“Excess Shares”

The aggregate number of Shares which, were they to be acquired by an Eligible Employee on the exercise of any option would cause the limit specified in rule 2.1 of the UK Approved Addendum to be exceeded.

“Material Interest”	The meaning given by Paragraph 10 of Schedule 4.

“Member of a Consortium”	The meaning given by Paragraph 36 of Schedule 4.

for endorsement, replacement or cancellation (as appropriate). If an Option is granted over Excess Shares, such Option shall only take effect to the extent that the aggregate market value of the shares (as calculated above) does not cause the above limit to be exceeded.

2.2           Rule 2.8 of the Plan shall be amended to read as follows: “Subject to the rights of exercise by the Participant’s personal representatives pursuant to Rule 4.2, every Option shall be personal to the Participant to whom it is granted and shall not be transferable or in any way alienable.

2.3           An Option may not be exercised at any time when a Participant has or has had within the preceding 12 months a Material Interest in a Close Company which is:

2.3.1        the Company; or

2.3.2        any company which has Control of the Company or is a Member of a Consortium which owns the Company.

2.4           No adjustment shall be made pursuant to Rule 8.1 of the Plan without the prior approval of the Inland Revenue (so long as the Plan is approved by the Inland Revenue).

2.5           If an alteration to or addition of a key feature (as defined in Paragraph 30 of Schedule 4) is made by the Board under Rule 10.1 of the Plan at a time when the UK Approved Addendum is approved by the Inland Revenue under Schedule 4, such alteration or addition shall not have effect until it has been approved by the Inland Revenue.

2.6           Rule 5.6 of the Plan shall be amended as follows:

2.6.1        The words “(for the purposes of Paragraph 27(4) of Schedule 4)” shall be included after”... in consideration of the grant to him of an Option (“the New Option”) which”; and

2.6.2        The words “falling within Paragraph 16(b) or (c) of Schedule 9 to the Taxes Act)” shall be included after “... (whether the company which has obtained Control of the Company itself or some other company)”.

CELLTECH GROUP plc
2001 DISCRETIONARY SHARE OPTION SCHEME

US ADDENDUM

1.             PURPOSE

This Addendum to the Celltech Group plc 2001 Discretionary Share Option Scheme (the “US Addendum”) sets out the terms on which the Plan may operate in respect of Eligible Employees who are resident in and/or citizens of the United States, or may become so.

2.             DEFINITIONS

2.1           The words and expressions used in this US Addendum which have capital letters have the meanings set out below, and words and expressions not otherwise defined have the same meaning they have in the Rules of the Plan to which this US Addendum is attached:

“Celltech ADS”	An American depository share representing Shares pursuant to an American Depository arrangement sponsored by the Company.

“Celltech ADR”	An American Depository Receipt over Shares evidencing Celltech ADSs.

“Code”	The United States of America Internal Revenue Code of 1986, as amended.

“Dealing Day”	A day on which the London Stock Exchange or the New York Stock Exchange are open for the transaction of business.

“ISO”	An Incentive Stock Option within the meaning of Section 422 of the Code.

“Option”	An option granted under the US Addendum in the form of an ISO or a NQSO to acquire ADRs or Shares in the Company which is either subsisting or proposed to be granted.

“Option Price”

The price payable per Share on the exercise of an Option which, save as provided in rule 5.1 of the US Addendum, shall not be less than the Market Value of a Share on the Dealing Day preceding the Date of Grant.

“Participant”	An Eligible Employee to whom a Right has been granted, or (where the context so admits) the person authorised by will or the laws of descent to deal with his estate.

“Right”	Any Option and/or SAR granted under the US Addendum.

“SAR”	A Stock Appreciation Right granted in respect of the Company.

“Tax Liability”

The amount of all state, city or federal taxes, including social security taxes, payable by a Participant which a Participating Company, other Group Member or any other person (other than the Participant) (hereafter referred to as the ‘Relevant Payer’) would be required to account for to any taxation authority by reference to the exercise or vesting of any Right.

“Wall Street Journal”	The Wall Street Journal as published in the US by Dow Jones & Company Inc.

2.2           the purposes of this US Addendum any reference to ‘Share’ in the Plan and defined therein shall mean ‘ADR and/or Share’ as defined in the US Addendum.

4.1           The total number of Shares (or an equivalent in ADRs) over which ISOs may be granted under the US Addendum shall be 13,714,000 which is equivalent to 10 per cent of the Company’s issued share capital, subject to adjustment in the event of any variation of share capital in accordance with Rule 8.

4.2           Any Rights granted which subsequently expired, terminated or were forfeited or cancelled shall not be counted towards the limits in rules 4.1 and 5.1 of the US Addendum.

5.             ISOs and NQSOs.

5.1           Pursuant to Section 422(c)(5) of the Code, where an ISO is granted to a Participant holding at the Date of Grant Shares representing 10% of the combined voting power of all classes of Shares in the Company or its Subsidiaries, the Option Price of such ISO shall be no less than 110% of the Market Value.

5.2           To the extent the aggregate Market Value (determined at the Date of Grant) of the Shares and/or ADRs underlying one or more Options that are first exercisable in any calendar year that are ISOs under this and all other Incentive stock option plans of the Company and its Subsidiaries exceed US$100,000, such excess Options shall no longer be treated as ISOs.

5.3           To the extent that any Option that is intended to qualify as an ISO does not so qualify, then the portion that does not so qualify shall constitute a separate NQSO.

5.4           The conversion rate to be used to determine the US Dollar equivalent of the Market Value of a Share will be the spot closing exchange rate for the day immediately preceding the Date of Grant and if such day is not a Dealing Day, the last Dealing Day prior to the Date of Grant as quoted in The Financial Times.

5.5           Where an ISO is granted to a Participant holding at the Date of Grant Shares representing 10% of the combined voting power of all classes of Shares in the Company or its subsidiaries, such ISO shall expire on the fifth anniversary of the Date of Grant. In all other cases, an ISO shall expire on the tenth anniversary of the Date of Grant.

5.6           Any adjustments required to an ISO pursuant to Rule 8 of the Plan shall satisfy the requirements of Section 424 of the Code and regulations thereunder.

8.1.1        the Relevant Payer is able to deduct an amount equal to the whole of the Tax Liability from the Participant’s net pay for the relevant pay period: or

8.1.2        the Participant has paid to the Relevant Payer an amount equal to the Tax Liability; or

8.1.3        the Grantor determines otherwise.

8.2           In the event that any Tax Liability becomes due on vesting of a SAR, the Company will deduct an amount equal to the whole of the Tax Liability from the Participant’s net pay for the relevant pay period, unless Rule 8.1.2 or 8.1.3 of the US Addendum applies.

9.             CESSATION OF EMPLOYMENT

9.1           If a Participant holding an Option designated to be an ISO ceases employment by reason of death, Disability (within the meaning of Section 22(e) of the Code) or in any other circumstances set out in Rule 4.3 of the Plan, the Option shall be exercisable for a period of three months following the Participant’s cessation of employment with the Company or any Subsidiary and twelve months following cessation of employment by reason of the Participant’s death or Disability.